UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Caribou Coffee Company, Inc.
(Name of Registrant as Specified In Its Charter)
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3900 Lakebreeze Avenue North
Brooklyn Center, Minnesota 55429

April 17, 2009

Dear Shareholders:

You are cordially invited to attend the Caribou Coffee Company Annual Meeting of Shareholders on Thursday, May 21, 2009 at 10 a.m. (Central Time). The meeting will be held at the Hotel Ivy, 201 South Eleventh Street, Minneapolis, Minnesota.

The matters to be acted upon are described in the accompanying Notice of Annual Meeting of Shareholders and proxy statement. At the meeting, we will also report on Caribou Coffee Company’s operations and respond to any questions you may have.

Very truly yours,

Michael J. Tattersfield
President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting, you can revoke your proxy and vote your shares in person. If you hold your shares through a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares.

CARIBOU COFFEE COMPANY
3900 Lakebreeze Avenue North
Brooklyn Center, Minnesota 55429
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held
May 21, 2009

The Annual Meeting of Shareholders of Caribou Coffee Company, Inc. will be held at the Hotel Ivy, 201 South Eleventh Street, Minneapolis, Minnesota, on Thursday, May 21, 2009, at 10 a.m. (Central Time) for the following purposes:

1. To elect nine directors nominated by the Board of Directors to serve until the 2010 Annual Meeting of Shareholders.

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2010.

3. To approve the Option Exchange Program.

4. To consider any other business to properly come before the meeting.

Only shareholders of record at the close of business on April 9, 2009 will be entitled to notice of, and to vote, at the Annual Meeting of Shareholders and any adjournments or postponements of the meeting.

Our proxy statement is attached to this Notice of Annual Meeting of Shareholders. Financial and other information concerning us is contained in the Caribou Annual Report to Shareholders for the fiscal year ended December 28, 2008.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 21, 2009: The Caribou Coffee Company proxy statement for the 2009 Annual Meeting of Shareholders and the 2008 Annual Report to shareholders are available at http://materials.proxyvote.com//142042.

By Order of the Board of Directors,

Dan E. Lee
Vice President, General Counsel and Secretary

Brooklyn Center, Minnesota
April 17, 2009

CARIBOU COFFEE COMPANY
3900 Lakebreeze Avenue North
Brooklyn Center, Minnesota 55429
PROXY STATEMENT
for the
2009 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished by and on behalf of the Board of Directors (the “Board”) of Caribou Coffee Company, Inc., a Minnesota corporation (“we,” “us,” “our,” “Caribou” or the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at 10 a.m. (Central Time) on Thursday, May 21, 2009, at the Hotel Ivy, 201 South Eleventh Street, Minneapolis, Minnesota, and at any adjournment or postponement thereof. This proxy statement and the enclosed proxy card will be first mailed on or about April 17, 2009, to our shareholders of record on April 9, 2009.

We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we are soliciting. Proxies will be solicited by mail and may also be solicited by directors, officers and other Caribou employees, without additional remuneration, in person or by telephone or facsimile transmission. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of the record date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by telephone, the Internet or by completing and returning the enclosed proxy card will help to avoid additional expense. Proxies and ballots will be received and tabulated by Wells Fargo Shareowner Services, the Company’s transfer agent and the inspector of elections for the Annual Meeting.

ABOUT THE MEETING

What am I voting on?

You will be voting on the following: (1) to elect nine directors nominated by the Board, (2) to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm, (3) to approve the Option Exchange Program, and (4) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. No cumulative rights are authorized, and dissenter’s rights are not applicable to the matters being voted upon.

Who is entitled to vote?

You may vote if you owned our common stock as of the close of business on April 9, 2009, the record date. Each share of common stock is entitled to one vote. As of the record date, we had 19,370,590 shares of common stock outstanding.

How do I vote if I do not plan to attend the meeting?

Whether or not you plan to attend the Annual Meeting, you can arrange for your shares to be voted at the meeting. There are three ways to vote your proxy:

1. VOTE BY TELEPHONE — TOLL FREE — 1-800-560-1965

2. VOTE BY INTERNET — http://www.eproxy.com/cbou/

3. VOTE BY MAIL — Mark, sign and return the enclosed proxy card.

If your shares are held in the name of your broker, bank or another nominee, you should follow the instructions provided by your broker, bank or other nominee to vote your shares.

Can I vote at the meeting?

You may vote your shares at the meeting if you attend in person and the shares are registered in your name. If your shares are held in “street name” by your broker, bank or another nominee, you may not vote your shares in person at the meeting unless you obtain a signed proxy from your broker, bank or another nominee. Even if you plan to attend the meeting, we encourage you to vote your shares by completing, signing and returning the enclosed proxy card or voting by telephone or the Internet.

Can I change my vote after I return my proxy card or vote by telephone or the Internet?

If you are a shareholder of record, you may change your vote at any time before the polls close at the meeting. You may do this by:

•	voting again over the Internet or by telephone at least 24 hours prior to the Annual Meeting;

•	signing and returning another proxy card with a later date;

•	giving written notice to the Corporate Secretary; or

•	voting in person at the Annual Meeting.

Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. If you hold your shares in “street name,” you may submit new voting instructions by contacting your broker, bank or other nominee.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers, banks or other nominees. Please vote all of these shares. We recommend that you contact the record holder of your shares to consolidate as many accounts as possible under the same name and address.

How can I attend the meeting?

The Annual Meeting is open to all holders of our common stock as of the record date. To attend the meeting, you will need to bring evidence of your stock ownership. If your shares are registered in your name, your admission card is included with this proxy statement. You will need to bring the admission card together with valid picture identification. If your shares are held in the name of your broker, bank or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification.

May shareholders ask questions at the meeting?

Yes. Representatives of the Company will answer shareholders’ questions of general interest at the end of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting in person, if you properly return the enclosed proxy card or if you grant a proxy to vote by the Internet or telephone. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of April 9, 2009, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

How may I vote for the nominees for election to director, and how many votes must the nominee receive to be elected?

With respect to the election of directors, you may:

•	vote FOR the election of the nine nominees for director;

•	vote FOR the election of the nine nominees for director, except as marked; or

•	vote WITHHELD for all nine nominees for director.

The nine nominees that receive the greatest number of votes “For” will be elected as directors. This is called a plurality.

How may I vote for the approval of the Option Exchange Program and the ratification of the selection of the independent registered public accounting firm? How many votes must the proposals receive to pass?

With respect to the proposals to approve the Option Exchange Program and ratify the selection of the independent registered public accounting firm, you may:

•	vote FOR the proposals;

•	vote AGAINST the proposals; or

•	ABSTAIN from voting on the proposals.

The proposals must receive a “For” vote from a majority of the voting power of the shares present and entitled to vote at a meeting with a quorum. If you abstain from the vote, it will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

What if I sign and return my proxy card but do not provide voting instructions or vote by telephone or the Internet?

If the enclosed proxy card is signed and returned (and not revoked) prior to the Annual Meeting, but does not provide voting instructions, the shares of common stock represented thereby will be voted: (1) “For” the election of the nine director candidates nominated by the Board; (2) “For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2010 (“fiscal 2009”); (3) “For” the Option Exchange Program, and (4) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

Will my shares be voted if I do not sign and return my proxy card, vote over the Internet, vote by telephone or vote in person at the Annual Meeting?

If you are a registered shareholder, meaning that your shares are registered in your name, and you do not vote by using the Internet, by telephone, by signing and returning your proxy card or by voting in person at the Annual Meeting, then your shares will not be voted and will not count in deciding the matters presented for consideration in this proxy statement.

If your shares are held in “street name” through a broker, bank or other nominee and you do not provide voting instructions, your broker, bank or other nominee may vote your shares on your behalf under certain circumstances.

On certain “routine” matters, including the election of directors and the ratification of the appointment of the independent registered public accounting firm described in this proxy statement, brokerage firms may vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted “For” or “Against” the routine matter.

On “non-routine” matters, if the brokerage firm has not received instructions from the shareholder, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the Annual Meeting.

Can my shares be voted on matters other than those described in this proxy statement?

Yes. We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with our Amended and Restated Bylaws, the number of directors to constitute the Board shall be determined from time to time by resolution of the Board. The number of directors that constitute the Board is currently set at nine.

Nominees for director are elected to serve for a term of one year and until their respective successors have been elected and qualified. Each director shall hold office until the next regular meeting of the shareholders after such director’s election and until a successor is elected and has qualified, or until the earlier death, resignation, removal or disqualification of the director.

The terms of the current nine directors, Messrs. Caffey, Coles, Doolin, Graves, Griffith, Ogburn, Sanford and Tattersfield and Ms. Palisi Chapin, expire upon the election and qualification of the directors to be elected at the Annual Meeting. The Board has nominated the current nine directors for reelection to the Board as directors at the Annual Meeting, to serve until the 2010 Annual Meeting of Shareholders.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies “For” the election of the nine nominees for director. The nominees have consented to serve as directors if elected. If, at the time of the Annual Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board. The Board has no reason to believe any of the nominees will be unable or will decline to serve as a director.

Set forth below is certain information furnished to us by the director nominees. The ages provided for each nominee are as of April 9, 2009. There are no family relationships among any of our directors or executive officers.

Nominees for Directors

Kip R. Caffey, age 53, has served as a director since October 2005. Mr. Caffey has been Managing Director of Cary Street Partners, LLC, an investment banking and wealth management firm, since July 2004. From July 1999 to March 2004, Mr. Caffey was employed by SunTrust Robinson Humphrey and its predecessor firm, The Robinson-Humphrey Company, Inc., where he was Senior Managing Director and co-head of Investment Banking.

Michael J. Coles, age 65, has served as a director since June 2003. Mr. Coles has been a private investor since November 2007. He previously served as our Chief Executive Officer from June 2003 until November 2007 and as the Chairman of our Board from July 2005 to November 2007. From June 2003 until March 2007, Mr. Coles served as our President. From 1987 until 2003, Mr. Coles served on the Board of Charter Bank & Trust, of which he was a founder, and from 1998 to 2001, Mr. Coles was Chairman of the Board. From 1999 through 2003, Mr. Coles was a consultant and private investor providing strategic and management advice to a number of private companies and served on the Boards of several not-for-profit organizations.

Wallace B. Doolin, age 62, has served as a director since October 2005. Mr. Doolin is the founder and Chairman of Black Box Intelligence, a restaurant industry business intelligence company, since January 2009 and is the Vice Chairman of ESP Systems a hospitality technology company since June 2008. Mr. Doolin was the Chairman of the Board of Directors of Buca, Inc., an owner and operator of full service restaurants, from November 2004 to September 2008. Mr. Doolin is also the former Chief Executive Officer and President of Buca, Inc. From May 2002 to October 2004, Mr. Doolin was Chief Executive Officer, President and a board member of La Madeleine de Corps, Inc., a French restaurant and bakery company.

Gary A. Graves, age 49, has served as our Non-Executive Chairman since November 2007 and as a director since August 2007. Since November 2008, Mr. Graves has been an independent consultant for Huntley, Mullaney, Spargo and Sullivan. From February 2007 to November 2008, Mr. Graves was the Chief Executive Officer of American Laser Centers, Inc. From August 2002 to January 2007, Mr. Graves served as President and Chief Executive Officer for La Petite Academy, a preschool educational facility.

Charles L. Griffith, age 54, has served as a director since July 2005. Mr. Griffith has been an Executive Director of Arcapita Bank B.S.C. (c) since February 2005. From 2003 until 2004, he served as Group President for Johns Manville, a Berkshire Hathaway-owned company that manufactures insulation and building products. From 2002 until 2003, Mr. Griffith served as Executive Vice President of Electronic Data Systems Corporation, a global technology services company.

Charles H. Ogburn, age 53, has served as a director since January 2003. Mr. Ogburn has been an Executive Director of Arcapita Bank B.S.C. (c) since March 2001. Prior to joining Arcapita, Mr. Ogburn spent more than 15 years at the investment banking firm of The Robinson-Humphrey Company, Inc., most recently as Senior Managing Director and co-head of Investment Banking. Mr. Ogburn currently serves on the Board of Directors of Crawford & Company, an insurance Claims management and related services provider.

Sarah Palisi Chapin, age 47, has served as a director since August 2007. Since 2004, Ms. Palisi Chapin has been a founding partner in The Chain Gang, a private equity and business development advisory practice. From 1995 to 2003, Ms. Palisi Chapin was Chief Executive Officer of Enersyst Development Center, a research and development, intellectual property, food and technology incubator, and from 2002 to 2003, Ms. Palisi Chapin served as Chair. She currently serves on the Board of Directors of Sandstone, PrimeSource Foodservice Equipment and Baker Bros.

Philip H. Sanford, age 55, has served as a director since April 2, 2009. Since January 2009, Mr. Sanford has been the President and Chief Operating Officer of Value Place, LLC, an extended stay hotel chain. From August 2003 to present, Mr. Sanford has been the Principal of Port Royal Holdings, LLC, a private equity firm. From July 1997 to August 2003, he was the Chairman and Chief Executive Officer of The Krystal Company, owner, operator and franchisor of quick-service restaurants. Mr. Sanford currently serves on the Board of Directors of Chattem, Inc., a marketer and manufacturer of over-the-counter healthcare products, toiletries and dietary supplements.

Michael J. Tattersfield, age 43, has served as a director since April 2, 2009. Mr. Tattersfield has also served as our President and Chief Executive Officer since August 2008. From 2006 to 2008, Mr. Tattersfield was Chief Operating Officer and Executive Vice President of lululemon athletica, inc., a yoga-inspired athletic apparel company. From 2005 to 2006, Mr. Tattersfield served as Vice President Store Operations for Limited Brands, Inc., an operator of specialty stores that sell apparel, personal care, beauty and lingerie products. From 2003 to 2005, Mr. Tattersfield was President of A&W All American Food Restaurants of Yum! Brands, Inc., a quick service restaurant company, and from 1992 to 2002, Mr. Tattersfield served in various positions for Yum! Brands, Inc.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NINE NOMINEES TO THE BOARD.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board has determined that Kip R. Caffey, Wallace B. Doolin, Gary A. Graves, Sarah Palisi Chapin and Philip H. Sanford are “independent directors” as defined under the applicable Nasdaq Global Market (“Nasdaq”) rules.

In this proxy statement the directors who have been affirmatively determined by the Board to be “independent directors” under this rule are referred to as the “Independent Directors.”

The Board has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees prescribed by Nasdaq and the Securities and Exchange Commission (“SEC”). The Board has further determined that Mr. Caffey is an “audit committee financial expert” as such term is defined by SEC rules.

Board Committees

The Board had three standing committees: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee. Committee and committee chair assignments are made annually by the Board at its meeting immediately following the Annual Meeting of Shareholders. The current composition of each Board committee is as follows.

Nominating and Corporate
Audit	Compensation	Governance

Kip R. Caffey (Chair)	Sarah Palisi Chapin (Chair)	Wallace B. Doolin (Chair)
Gary A. Graves	Kip R. Caffey	Sarah Palisi Chapin
Wallace B. Doolin	Wallace B. Doolin	Gary A. Graves
Philip H. Sanford	Philip H. Sanford	Philip H. Sanford

The Board committee assignments are not expected to change following the Annual Meeting.

Board and Committee Meetings

During fiscal 2008, the Board held six meetings, the Audit Committee held five meetings, the Compensation Committee held ten meetings and the Nominating and Corporate Governance Committee held one meeting. All directors attended 75% of the aggregate of all Board and committee meetings on which he or she served in fiscal 2008, except for Charles L. Griffith. We have not adopted a formal policy regarding Board members’ attendance at the Annual Meetings; however, all Board members attended the 2008 Annual Meeting.

The Responsibilities and Duties of the Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to assist the Board in fulfilling its responsibilities relating to:

A. identification of individuals qualified to become Board members and recommendation of director nominees to the Board prior to each Annual Meeting of Shareholders;

B. recommendation of nominees for committees of the Board; and

C. matters concerning corporate governance practices.

To carry out its nominating function, the Committee has the following responsibilities and duties:

1. Retain, as deemed necessary, and terminate any search firm to be used to identify director candidates. The Committee has sole authority to select such search firm and approve its fees and other retention terms.

2. Determine desired board skills and attributes. The Committee shall consider personal and professional integrity, ability and judgment and such other factors deemed appropriate.

3. Actively seek individuals whose skills and attributes reflect those desired and evaluate and propose nominees for election to the Board.

4. Review the slate of directors who are to be re-nominated to determine whether they are meeting the Board’s expectations of them.

5. Make recommendations to the full Board for appointments to fill vacancies of any unexpired term on the Board.

6. Annually recommend to the Board nominees for submission to shareholders for approval at the time of the Annual Meeting of Shareholders.

7. Annually review committee chairs and membership and recommend any changes to the full Board.

The Nominating and Corporate Governance Committee has not adopted a specific policy regarding the consideration of shareholder director nominees, but its general policy is to welcome future nominees recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to our Board may do so by submitting a written recommendation to Caribou Coffee Company, Inc., 3900 Lakebreeze Avenue North, Brooklyn Center, Minnesota 55429, Attention: Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and board memberships (if any) for the Committee to consider. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a shareholder.

Mr. Sanford initially came to our attention through a third party search firm that we engaged to assist with the search for a new Chief Executive Officer. The Nominating and Corporate Governance Committee selected Mr. Sanford as a director nominee for election at the Annual Meeting, based on the criteria discussed above and their knowledge of Mr. Sanford’s experience and expertise.

Corporate Governance Materials

The following materials related to our corporate governance are available publicly on our website at www.cariboucoffee.com on the Investors page under Corporate Governance.

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Code of Business Conduct and Ethics

Copies may also be obtained, free of charge, by writing to: Caribou Coffee Company, Inc., 3900 Lakebreeze Avenue North, Brooklyn Center, Minnesota 55429, Attention: Secretary. Please specify which documents you would like to receive.

2008 Compensation of Directors

Our directors who are not our employees or affiliated with our largest shareholder, an affiliate of Arcapita Bank B.S.C.(c) (collectively, the “Non-Employee Directors”), receive compensation for serving on the Board. We provide the Non-Employee Directors $30,000 per member in cash consideration annually for serving on our Board and an additional $5,000 per member for serving on any committee of our Board, except for the Chairman of the Audit Committee who receives $7,500 annually. In addition, under our 2005 Equity Incentive Plan, each Independent Director will receive an initial option grant immediately after joining the Board to purchase 10,000 shares of our common stock that will vest in four equal installments beginning on the first anniversary of the date of grant with a per share exercise price equal to the closing market price on the date of grant. We have agreed to reimburse all of our directors for reasonable expenses incurred in connection with their duties as directors.

The table below sets forth, for each director that served during fiscal 2008, the amount of compensation paid for his or her service.

	Fees
	Earned
	or Paid		Option
	in Cash		Awards	Total
Name	($)		($)(1)(2)	($)

Kip R. Caffey	36,250	(3)	—	36,250
Michael J. Coles	28,846	(4)	—	28,846
Wallace B. Doolin	35,000		—	35,000
Gary A. Graves	35,000		3,608	38,608
Charles L. Griffith	—		—	—
Charles H. Ogburn	—		—	—
Jeffrey C. Neal	22,115	(5)	—	22,115
Sarah Palisi Chapin	35,000		—	35,000
Philip H. Sanford	—		—	—
Michael J. Tattersfield	—		—	—

(1)	At the end of fiscal 2008, the aggregate number of shares of common stock underlying outstanding option awards to directors was: Mr. Caffey — 15,000; Mr. Coles — 18,180; Mr. Doolin — 15,000; Mr. Graves — 30,000; and Ms. Palisi Chapin — 10,000. Mr. Coles’ stock options were related to his prior service as the Company’s Chief Executive Officer.

(2)	The amount shown represents the expensed fair value of options determined under SFAS 123(R) and not the compensation realized by the director. The Black-Scholes option-pricing model is used to estimate the fair value of stock options. Assumptions used in the calculation of this amount is included in Note 8 to our financial statements for the fiscal year ended December 28, 2008, included in our annual report on Form 10-K filed with the SEC on March 20, 2009.

(3)	Mr. Caffey became Chairman of the Audit Committee in April 2008, so his director fees related to service as the Chairman of the Audit Committee were prorated for 2008.

(4)	Mr. Coles became a Non-Employee Director on January 11, 2008 in connection with his resignation as the Company’s Chief Executive Officer on November 12, 2008, so his director fees were prorated for 2008.

(5)	Mr. Neal resigned from our Board effective August 6, 2008, so his director fees were prorated for 2008.

EXECUTIVE COMPENSATION

Overview

The Compensation Committee is responsible for all decisions regarding the compensation of our executive officers. The Compensation Committee is also responsible for the oversight of our stock option plan.

The following discussion summarizes the philosophies and methods the Compensation Committee uses in establishing and administering our executive compensation and incentive programs, including the development of compensation programs designed to provide executive officers with ownership interests in Caribou and motivation to build shareholder value.

Executive Compensation Policies

Our executive compensation policies are designed to attract and retain qualified executives, to reward individual achievement and to align the financial interests of our executives with those of our shareholders. To accomplish these objectives, the executive compensation program generally is comprised of (1) base salary, (2) an annual performance-based cash bonus, (3) long-term incentive compensation, consisting of stock options, and (4) other benefits that are intended to provide competitive compensation which includes 401(k) savings, medical and dental insurance, life insurance and short-term and long-term disability. These four elements generally comprise our executive officer’s total compensation.

In addition, in connection with the initial employment arrangements with the Chief Executive Officer, President and Chief Financial Officer our Compensation Committee approves any signing bonus and equity grants.

Decisions regarding the level of base salary, performance-based cash bonus and stock options for our executive officers are primarily based upon (1) individual experience and technical capability needed to administer and execute the responsibilities of the position (2) competitive practices for executive talent in our industry and for our size Company, and (3) our operating performance.

Compensation Consultant

The Compensation Committee has engaged Towers Perrin as its independent compensation consultant to assist the Compensation Committee in creating and implementing executive compensation strategies and programs. Towers Perrin also provides the Compensation Committee with information on executive compensation trends and best practices as well as advises the Compensation Committee with respect to the design of our compensation program for non-employee directors. All of Towers Perrin’s work is done at the direction of or on behalf of the Compensation Committee with the Vice President of Human Resources acting on behalf of the Compensation Committee to facilitate communications with Towers Perrin. Although the Compensation Committee considers the advice of its independent consultant, the Compensation Committee has the final decision-making authority with respect to all elements of compensation.

Base Salary

Base salary is designed to compensate the executive for the individual experience and technical capability needed to administer and execute the responsibilities of their respective position. Given our growth objectives, consideration is given to not only the experience and technical capability needed today but also those experiences and technical capabilities needed to execute the responsibilities of the executive officer’s position in a larger company.

Base salaries for the executive officers are reviewed annually. In evaluating whether an adjustment to an executive’s base salary is appropriate, factors such as changes in the scope of the individual’s job responsibilities, his or her individual performance against stated objectives and our overall performance over the past year are considered. These evaluations along with proposed salary adjustments for all executive officers who report to the Chief Executive Officer are forwarded by our Chief Executive Officer to the Compensation Committee. Our Chief Executive Officer’s annual base salary review is conducted by the Compensation

Committee and considers the same factors described above for our other executive officers. Our Compensation Committee considers the evaluations and proposed salary adjustments. The Compensation Committee also considers market data and practices from independent compensation consultants and applies its experience and judgment in determining adjustments to base salary.

Performance-Based Cash Bonus (Non-Equity Incentive Plan)

The purpose of our performance-based cash bonus plan is to unite the interests of our executive officers with those of our shareholders through the attainment of shareholder value added objective approved by the Compensation Committee at the beginning of each year.

The performance-based cash bonus plan approved by our Compensation Committee provides our Named Executive Officers, excluding our Vice President of Global Franchising, an opportunity to earn a cash bonus ranging from 20% to 100% of base salary, upon the achievement of performance goals set by the Compensation Committee. The Compensation Committee set the performance goal of a specific adjusted EBITDA target. The plan requires a minimum adjusted EBITDA be achieved before any bonus is paid. If the actual fiscal year adjusted EBITDA is greater than the minimum adjusted EBITDA but less than the target adjusted EBTIDA, the plan allows for a portion of the bonuses to be paid. The plan also allows for a payout that exceeds the target bonus if we achieve an adjusted EBITDA greater than the target adjusted EBITDA.

Our Vice President of Global Franchising is eligible to receive a performance-based cash bonus designed to motivate and reinforce the commitment to growing our global franchising business. This position is eligible for a bonus equal to 10% of initial franchise fees actually received up to a maximum of 50% of base salary. Generally, the franchisee’s coffeehouse must be opened before the bonus is paid.

Long-Term Incentive Compensation

Our long-term incentive compensation, which is comprised of stock option grants, is intended to provide a means of encouraging an ownership interest in our Company by those employees who have contributed, or are determined to be in a position to contribute to our success. Because the value of stock option grants bear a direct relationship to the price of our shares, the Compensation Committee believes that stock option grants are a means of encouraging our executive officers to increase long-term shareholder value.

Equity Grant Policies

The Compensation Committee has been given oversight responsibility for our stock option plan by our Board. The general terms of our stock option grants have been pre-established by our 2005 Equity Incentive Plan (our stock option plan), including the life of the options (10 years). The Compensation Committee is primarily concerned with the number of options granted, to whom the options are granted, the date of grant and the vesting schedule. The exercise price for all stock option grants is generally the closing market price on the date of grant.

Historically, we typically granted options two times per year on pre-established dates in February and September. In establishing these semi-annual stock option grant dates, the Compensation Committee considered the timing of our routine information releases. If facts and circumstances indicate that a pre-established stock option grant date is not appropriate because of a pending release of non-routine material information or other reason, the Compensation Committee maintains the discretion to change the stock option grant date to a more appropriate date. The stock option grant schedule provides for more stock options to be granted to those positions that have been determined to contribute more to our success. The Compensation Committee may in its discretion, alter this grant schedule both in terms of timing and in terms of the total number of stock options granted.

Other Benefits

Our executive officers, including our Chief Executive Officer, may participate in our other employee benefit plans at their discretion. These other benefit plans include our 401(k) savings plan, medical and dental insurance, life insurance, and short-term and long-term disability. Our executive officers participate in these other benefit plans on the same terms, conditions and cost that all of our other benefit eligible employees (benefit eligibility is defined by each individual benefit plan). We do not provide any pension plans or deferred compensation plans to our executive officers other than our 401(k) savings plan. Our 401(k) savings plan allows a discretionary matching contribution. We reimburse our executive officers for relocation costs, but we do not provide any other perquisites to our executive officers.

Named Executive Officers for 2008

For 2008, our Named Executive Officers include:

•	Michael J. Tattersfield, President and Chief Executive Officer;

•	Timothy J. Hennessy, Chief Financial Officer;

•	Rosalyn T. Mallet, Former Interim Chief Executive Officer, President and Chief Operating Officer;

•	Amy K. O’Neil, Former Senior Vice President of Store Operations;

•	Christopher B. Rich, Vice President of Global Franchising; and

•	Dan E. Lee, Vice President, General Counsel and Secretary.

Since we are a smaller reporting company, our Named Executive Officers include our principal executive officer (Mr. Tattersfield for 2008), the two other most highly compensated executive officers as of the end of the last fiscal year (Messrs. Rich and Lee for 2008), and up to two additional individuals for whom disclosure would have been required if they were serving as an executive officer at the end of the last fiscal year (Ms. Mallet and Ms. O’Neil for 2008). Although not required by the applicable SEC rules, we have included Mr. Hennessy as a Named Executive Officer, since he is the Chief Financial Officer.

2008 Summary Compensation Table

The following table sets forth compensation information for our Named Executive Officers for fiscal 2008 and 2007.

					Option	Non-Equity
					Awards ($)	Incentive Plan		All Other
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		(2)	Compensation ($)		Compensation ($)(3)	Total ($)

Michael J. Tattersfield(4)	2008	159,753	133,385	(6)	82,522	—		215,223	593,883
President and Chief Executive Officer
Timothy J. Hennessy(5)	2008	79,615	40,604	(6)	34,696	—		25,069	139,380
Chief Financial Officer
Rosalyn T. Mallet(7)	2008	342,341	—		122,300	—		197,156	661,797
Former Interim Chief Executive Officer, President and Chief Operating Officer	2007	281,882	25,000	(8)	142,741	—		398	450,021
Amy K. O’Neil(8)	2008	264,039	—		65,375	—		673	330,087
Former Senior Vice President of Store Operations	2007	258,320	58,122	(10)	71,625	—		3,459	391,526
Christopher B. Rich	2008	261,424	—		60,195	54,500	(11)	585	374,704
Vice President of Global Franchising	2007	261,645	—		60,195	50,350	(12)	1,893	374,083
Dan E Lee	2008	187,115	30,219	(13)	30,150	—		378	247,862
Vice President, General Counsel and Secretary

(1)	Represents base salary paid during the year.

(2)	Represents the expensed fair value of options and restricted stock determined under SFAS 123(R) and not compensation realized by the Named Executive Officer. Assumptions used in the calculation of these amounts are included in Note 8 to our financial statements for the fiscal year ended December 28, 2008, included in our annual report on Form 10-K filed with the SEC on March 20, 2009.

(3)	All Other Compensation consists of the items detailed in the table below:

		Matching	Life	Medical	Termination	Relocation	Total All Other
		Contributions	Insurance	Benefits	Benefits	Awards	Compensation
Name	Year	401(k) ($)	($)	($)	($)(a)	($)	($)

Michael J. Tattersfield	2008	—	92	—	—	215,131	215,223
Timothy J. Hennessy	2008	—	69	—	—	25,000	25,069
Rosalyn T. Mallet	2008	—	584	—	190,000	6,572	197,156
	2007	—	398	—	—	—	398
Amy K. O’Neil	2008	—	232	441	—	—	673
	2007	1,325	225	1,909	—	—	3,459
Christopher B. Rich	2008	—	585	—	—	—	585
	2007	1,325	568	—	—	—	1,893
Dan E. Lee	2008	—	378	—	—	—	378

(a)	Represents termination benefits payable pursuant to Ms. Mallet’s separation agreement.

(4)	Mr. Tattersfield joined the Company as President and Chief Executive Officer on August 1, 2008.

(5)	Mr. Hennessy joined the Company as Chief Financial Officer on September 9, 2008.

(6)	Represents both a earned and discretionary bonus amount awarded to Mr. Tattersfield and Hennessy for 2008 performance. The amount was paid in 2009.

(7)	Ms. Mallet’s employment with Caribou ended on August 1, 2008.

(8)	Represents a signing bonus paid pursuant to Ms. Mallet’s employment offer letter.

(9)	As of October 23, 2008, Ms. O’Neil resigned as the Company’s Senior Vice President of Store Operations and no longer served as an executive officer of the Company; however, she remained an employee to provide executive and consulting services to the Company until January 23, 2009.

(10)	Represents discretionary bonus amount awarded to Ms. O’Neil for 2007 performance. The amount was paid in 2008.

(11)	Represents amount awarded to Mr. Rich under the Vice President of Global Franchising Bonus Plan, $38,500 was earned and paid in 2008 and $16,000 was earned in 2008 and paid in 2009.

(12)	Represents amount awarded to Mr. Rich under the Vice President of Global Franchising Bonus Plan, $34,850 was earned and paid in 2007 and $15,500 was earned in 2007 and paid in 2008.

(13)	Represents both a earned and a discretionary bonus amount awarded to Mr. Lee for 2008 performance. The amount was paid in 2009.

Employment, Severance and Change in Control Arrangements

Employment Arrangements

Michael J. Tattersfield

We entered into an employment agreement, effective as of August 1, 2008, with Michael J. Tattersfield to serve as our President and Chief Executive Officer. The employment agreement for Mr. Tattersfield provides for an annual base salary of $425,000 and the grant of options to purchase 500,000 shares of our common stock at $1.74 per share that will vest in four equal annual installments beginning on the first anniversary of his employment agreement and expire on August 1, 2018. The employment agreement provides that, if Mr. Tattersfield is terminated by us without “cause” or by Mr. Tattersfield for “good reason” (each as defined in the employment agreement), Mr. Tattersfield will be entitled to all base salary and bonus, if any, which were earned and payable on the date of termination. If upon such a termination Mr. Tattersfield executes a general release of claims, Mr. Tattersfield will be entitled to 18 consecutive monthly payments which, in the aggregate, will be equal to:

•	one and one-half times Mr. Tattersfield’s annual base salary then in effect; and

•	the average of the two most recent annual bonus paid to Mr. Tattersfield

However, if Mr. Tattersfield is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986 (the “Code”)) at the time Mr. Tattersfield has a “separation from service” (as defined in Section 409A(a)(2)(A)(i) of the Code), we will not make any of the above payments before the date that is six months and one day after the date of Mr. Tattersfield’s separation from service.

The employment agreement has an initial term of four years, and each year thereafter, the agreement automatically extends for an additional year unless either party to the agreement notifies the other that it wishes to terminate the agreement at least 60 days before the scheduled expiration of the agreement.

The employment agreement provides for eligibility for target annual bonuses to be determined by our compensation committee, which will be equal to 100% of the then applicable average annual base salary. Also, under the employment agreement, we have agreed to make available to Mr. Tattersfield our employee benefit plans, programs and policies, which are generally available to our similarly situated senior executives.

If Mr. Tattersfield’s employment terminates as a result of his death or disability, our only obligation is to pay Mr. Tattersfield or, in the case of Mr. Tattersfield’s death, Mr. Tattersfield’s estate, the annual base salary and target annual bonus, if any, which were earned and payable on the date Mr. Tattersfield’s employment terminated.

The employment agreement also contains non-compete, confidentiality and non-solicitation provisions that apply during the term of the employment agreement and for an 18-month period thereafter.

Timothy J. Hennessy

We entered into an employment agreement, effective as of September 9, 2008, with Mr. Hennessy to serve as our Chief Financial Officer. The employment agreement for Mr. Hennessy provides for an annual base salary of $300,000 and the grant of options to purchase 275,000 shares of our common stock at $3.22 per share that will vest in four equal annual installments beginning on the first anniversary of his employment agreement and expire on September 9, 2018. The employment agreement provides that, if Mr. Hennessy is terminated by us without “cause” or by Mr. Hennessy for “good reason” (each as defined in the employment agreement), Mr. Hennessy will be entitled to all base salary and bonus, if any, which were earned and payable on the date of termination. If upon such a termination Mr. Hennessy executes a general release of claims, Mr. Hennessy will be entitled to 12 consecutive monthly payments which, in the aggregate, will be equal to:

•	one and one-half times Mr. Hennessy’s annual base salary then in effect; and

•	the average of the two most recent annual bonus paid to Mr. Hennessy

However, if Mr. Hennessy is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code) at the time Mr. Hennessy has a “separation from service” (as defined in Section 409A(a)(2)(A)(i) of the Code), we will not make any of the above payments before the date that is six months and one day after the date of Mr. Hennessy’s separation of service.

The employment agreement has an initial term of four years, and each year thereafter, the agreement automatically extends for an additional year unless either party to the agreement notifies the other that it wishes to terminate the agreement at least 60 days before the scheduled expiration of the agreement.

The employment agreement provides for eligibility for target annual bonuses to be determined by our compensation committee, which will be equal to 60% of the then applicable average annual base salary. Also, under the employment agreement, we have agreed to make available to Mr. Hennessy our employee benefit plans, programs and policies, which are generally available to our similarly situated senior executives.

If Mr. Hennessy’s employment terminates as a result of his death or disability, our only obligation is to pay Mr. Hennessy or, in the case of Mr. Hennessy’s death, Mr. Hennessy’s estate, the annual base salary and target annual bonus, if any, which were earned and payable on the date Mr. Hennessy’s employment terminated.

The employment agreement also contains non-compete, confidentiality and non-solicitation provisions that apply during the term of the employment agreement and for a 12-month period thereafter.

Rosalyn Mallet

On April 2, 2007, we offered employment to Rosalyn Mallet to be our President and Chief Operating Officer. The employment offer letter for Ms. Mallet provided for an annual base salary of $360,000 and the opportunity to earn a target annual bonus of up to 50% of her base salary. Additionally, Ms. Mallet was paid a $25,000 signing bonus, and upon the start of employment, Ms. Mallet received a grant of options to purchase 200,000 shares of our common stock at $7.30 per share that would vest in four equal annual installments beginning on the first anniversary of her employment.

On November 12, 2007, Ms. Mallet began serving as our Interim Chief Executive Officer, and on August 1, 2008, Ms. Mallet ceased to serve as our President and Interim Chief Executive Officer with the appointment of Michael J. Tattersfield. On August 19, 2008, we entered into a Separation Agreement with Ms. Mallet whereby Ms. Mallet performed executive and consulting services during a transition period through October 31, 2008. During this time, Ms. Mallet was paid her regular base salary ($360,000 per annum). In consideration for entering into this agreement, Ms. Mallet was paid the lump sum of $100,000 (less applicable withholdings) in October 2008. Ms. Mallet will also receive payments equaling 15 months of her base salary in two installments. The first payment of $90,000 (less applicable withholdings) was paid in December 2008 and the second payment of $360,000 (less applicable withholdings) will be made on or immediately following May 1, 2009, which is six months and one day after Ms. Mallet had a “separation from service” (as defined in Section 409A(a)(2)(A)(i) of the Code).

Amy K. O’Neil

Ms. O’Neil’s resigned on October 23, 2008 as the Company’s Senior Vice President of Store Operations; however, on November 19, 2008, we entered into a Separation and Consulting Agreement with Ms. O’Neil whereby Ms. O’Neil will provide executive and consulting services to the Company until January 23, 2009. Through January 23, 2009, Ms. O’Neil was paid her regular base salary ($265,282 per annum), and in addition, Ms. O’Neil will be paid the lump sum of $221,068 (less applicable withholdings) in two installments as consideration for entering into the Separation and Consulting Agreement. The first installment $132,640 (less applicable withholdings) is to be paid on July 24, 2009, and the second payment of $88,428 (less applicable withholdings) is to be paid on November 23, 2009.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table sets forth information with respect to outstanding stock option awards for each of the Named Executive Officers as of December 28, 2008.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date

Michael J. Tattersfield(1)	—	500,000	1.74	8/01/18
Timothy J. Hennessy(2)	—	275,000	3.22	09/09/18
Rosalyn Mallet(3)	5,000	5,000	8.53	01/29/09
	50,000	150,000	7.54	01/29/09
	3,648	10,942	6.00	01/29/09
	35,000	—	2.78	01/29/09
Amy K. O’Neil(4)	33,333	—	5.62	04/23/09
	33,333	—	6.70	04/23/09
	100,000	33,000	9.87	04/23/09
	2,740	2,740	8.95	04/23/09
Christopher B. Rich(5)	18,750	6,250	14.00	10/4/15
	2,344	781	11.00	11/14/15
	10,938	10,938	7.70	9/17/16
Dan E Lee(6)	25,000	8,333	9.87	08/15/15
	261	261	8.95	03/17/16
	4,036	12,109	7.24	03/30/17
	—	5,000	2.54	05/02/18

(1)	Mr. Tattersfield’s options become exercisable as follows: 125,000 options on August 1, 2009, 125,000 on August 1, 2010, 125,000 on August 1, 2011, 125,000 on August 1, 2012.

(2)	Mr. Hennessy’s options become exercisable as follows: 68,750 options on September 9, 2009, 68,750 options on September 9, 2010, 68,750 options on September 9, 2011, and 68,750 options on September 9, 2012.

(3)	Ms. Mallet’s exercisable and unexercisable options expired as of January 29, 2009.

(4)	Ms. O’Neil’s exercisable and unexercisable options will expire on April 23, 2009.

(5)	Mr. Rich’s unexercisable options become exercisable as follows: 5,469 options on September 17, 2009, 6,250 options on October 4, 2009, 782 options on November 14, 2009 and 5,468 options on September 17, 2010.

(6)	Mr. Lee’s unexercisable options become exercisable as follows: 130 options on March 17, 2009, 4,036 options on March 17, 2009, 1,250 options on May 2, 2009, 8,333 options on August 15, 2009, 131 options on March 17, 2010, 4,036 options on March 30, 2010, 1,250 options on May 2, 2010, 4,036 options on March 20, 2011, 1,250 options on May 2, 2011, and 1,250 options on May 2, 2012.

Potential Payments Upon Termination and Change in Control

Mr. Tattersfield and Mr. Hennessy have employment agreements with us that provide for certain severance payments in the event their employment is terminated without cause or with good reason, or due to death or disability. For a description, see “Employment, Severance and Change in Control Arrangements — Employment Arrangements.”

Pursuant to our 2005 Equity Incentive Plan all unexercisable stock options will become exercisable upon a change in control.

Definition of a Change in Control

Under the terms of our 2005 Equity Incentive Plan, a change in control is deemed to have occurred as a result of any one of the following events:

•	A person becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of our then outstanding securities for the election of directors (except for certain transactions identified in our 2005 Equity Incentive Plan);

•	Our shareholders approve a dissolution or liquidation of our Company;

•	The consummation of a reorganization, merger or consolidation to which we are a party, or sale or other disposition of all or substantially all of the assets of the Company (except for certain transactions identified in our 2005 Equity Incentive Plan);

•	The individuals who constitute the Board cease for any reason during the period to constitute at least a simple majority of the Board, unless the election or nomination for election of each new member of the Board was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of the period; or

•	Any other condition or event that the Compensation Committee determines to be a change in control event and adds as a supplement to the Option Agreement.

Equity Compensation Plan Information

The following table provides information as of December 28, 2008 regarding shares outstanding and available for issuance under the Company’s 2005 Equity Incentive Plan.

(c)
Number of Securities
Remaining Available for
	(a)	(b)	Future Issuance Under
	Number of Securities	Weighted-Average	Equity Compensation
	to be Issued Upon	Exercise Price of	Plans (Excluding
	Exercise of	Outstanding	Securities Reflected in
Plan Category	Outstanding Options.	Options.	Column(a))

2005 Equity Incentive Plan approved by security holders	2,451,391	$5.16	331,706
Equity compensation plans not approved by security holders	—	$—	—

Total	2,451,301	$5.16	331,706

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of February 1, 2009 concerning the beneficial ownership of common stock of (i) 5% beneficial owners of the outstanding common stock, (ii) the directors, (iii) the Named Executive Officers and (iv) the directors and executive officers as a group. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1%.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership		Class(1)

5% Shareholder
Caribou Holding Company Limited	11,672,245	(2)	60.3%
c/o Arcapita, Inc. 75 Fourteenth Street, 24th Floor Atlanta, GA 30309
Arcapita Investment Management Limited	11,672,245	(2)	60.3%
c/o Paget Brown & Company Ltd. West Wind Building P.O. Box 1111 Grand Cayman Cayman Islands, B.W.I.
Arcapita Bank B.S.C.(c)	11,672,245	(3)	60.3%
P.O. Box 1406 Manama, Bahrain
Directors and Executive Officers
Michael J. Coles	289,822	(4)	1.5%
Kip R. Caffey	24,000	(5)	*
Wallace B. Doolin	15,000	(6)	*
Charles L. Griffith	9,000		*
Gary Graves	15,836	(7)	*
Charles H. Ogburn	86,364		*
Sarah Palisi Chapin	5,800	(8)	*
Philip H. Sanford	10,000		*
Michael J. Tattersfield	161,928		*
Timothy J. Hennessy	13,285		*
Rosalyn T. Mallet	0		*
Amy K. O’Neil	169,406	(9)	*
Christopher B. Rich	32,031	(9)	*
Dan E. Lee	34,133	(10)	*
Directors and executive officers as a group (14 persons)	866,636		4.5%

(1)	Based on 19,370,590 shares of Common Stock outstanding on February 1, 2009.

(2)	Caribou Holding Company Limited (“CHCL”) has 150,600 shares of voting stock and 6,815,038 shares of non-voting stock outstanding. 5,971,218 of the shares of non-voting stock are held by five companies (the “Five Non-Voting Holding Companies”), which are Cayman Island entities owned by approximately 160 international investors. Arcapita Bank B.S.C. (c) (“Arcapita Bank”) holds a minority interest in three of the Five Non-Voting Holding Companies, which each own 1,587,180 shares of the non-voting stock of CHCL. 572,820 of the remaining shares of non-voting stock are held by Premium Coffee Holdings Limited, an indirect subsidiary of Arcapita Bank. The remaining 271,000 shares of non-voting stock are held by Arcapita Incentive Plan Limited (“AIPL”), a Cayman Islands entity owned by management of Arcapita Bank (including Messrs. Ogburn and Griffith). 10,040 shares of voting stock are held by each of the 15 separate Cayman Island entities formed by Arcapita Bank (“the Voting Cayman Entities”). The Voting

Cayman Entities are owned by approximately 50 international investors (the “International Investors”). Each of the Voting Cayman Entities owns 6 2/3% percent of the voting stock of CHCL. Each International Investor has granted Arcapita Investment Management Limited (“AIML”), a direct subsidiary of Arcapita Bank, a revocable proxy to vote its shares of voting stock in the Voting Cayman Entities on all matters. In addition, each Voting Cayman Entity has entered into an administration agreement with AIML pursuant to which AIML is authorized to vote the voting stock of CHCL held by such Voting Cayman Entity. Each administration agreement is terminable by a Voting Cayman Entity upon 60 days’ prior written notice to AIML by a vote of two-thirds of its shareholders.

(3)	Arcapita Bank does not directly own any stock of CHCL, Caribou Coffee Company, Inc., AIPL or the Voting Cayman Entities. The number of shares of stock shown as owned by Arcapita Bank includes all of the shares of CHCL subject to the revocable proxies granted to AIML as described in note (2) above. Arcapita Bank is a Bahrain joint stock company.

(4)	Includes 18,100 shares subject to options exercisable within 60 days of February 1, 2009.

(5)	Includes 10,000 shares subject to options exercisable within 60 days of February 1, 2009.

(6)	Includes 10,000 shares subject to options exercisable within 60 days of February 1, 2009.

(7)	Includes 7,500 shares subject to options exercisable within 60 days of February 1, 2009.

(8)	Includes 25,000 shares subject to options exercisable within 60 days of February 1, 2009.

(9)	Represent shares subject to options exercisable within 60 days of February 1, 2009.

(10)	Includes 33,464 shares subject to options exercisable within 60 days of February 1, 2009.

Certain Relationships and Related Transactions

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing the terms, conditions and arrangements involving any related party or potential conflict of interest transaction and for overseeing our Code of Business Conduct, which includes disclosure requirements applicable to our employees and our directors relating to conflicts of interest. Accordingly, the Audit Committee is responsible for reviewing and approving the terms and conditions of all transactions that involve the Company, one of our directors or executive officers or any of their immediate family members. There have been no such transactions since the beginning of fiscal 2008.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC certain reports with respect to their beneficial ownership of our common stock. The Company files Section 16(a) reports on behalf of its directors and executive officers to report their beneficial ownership of common stock. To the Company’s knowledge, based solely on a review of the reports filed by persons who beneficially own more than 10% of the common stock and the reports filed on behalf of its directors and executive officers by the Company and written representations from such persons that no other reports were required, all Section 16(a) filing requirements applicable to its directors and executive officers, and persons who beneficially own more than 10% of the common stock were complied with for fiscal 2008.

AUDIT COMMITTEE REPORT

During fiscal 2008, Messrs. Kip R. Caffey, Wallace B. Doolin and Gary A. Graves served on the Audit Committee. Messrs. Caffey, Doolin, and Graves (i) meet the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and are “independent directors” as defined in Nasdaq rules, and (ii) meet Nasdaq’s financial knowledge and sophistication requirements. Mr. Caffey has been determined by the Board to be an “audit committee financial expert” under SEC rules. The audit committee will help ensure the integrity of our financial statements and the qualifications and independence of our independent auditors.

The audit committee:

•	evaluates the independent auditors’ qualifications, independence and performance;

•	determines the terms of engagement of the independent auditors;

•	approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on the engagement team as required by law;

•	reviews our financial statements;

•	reviews our critical accounting policies and estimates; and

•	discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, among other things.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and the Company’s independent registered public accounting firm, including a discussion regarding Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and the written disclosures and letter from Ernst & Young required by the Independence Standards Board Standard No. 1 regarding their independence, the Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended December 28, 2008, be included in the Company’s Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Kip R. Caffey (Chair)
Gary A. Graves
Wallace B. Doolin
Philip H. Sanford

PROPOSAL 2 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board requests that shareholders ratify its selection of Ernst & Young to serve as our independent registered public accounting firm for fiscal 2009. Ernst & Young audited our consolidated financial statements for fiscal 2008. A representative of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions by shareholders.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2009.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company for fiscal 2008 and fiscal 2007 by Ernst & Young LLP:

	Fiscal 2008	Fiscal 2007

Audit Fees	$457,000	$493,000
Tax Fees	63,000	124,100

Total	$520,000	$617,100

Audit Fees for fiscal 2008 and 2007 consist of fees paid to Ernst & Young LLP for the audit of our annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q.

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation and tax audits.

Pursuant to its charter, our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent auditors and will not approve any services that are not permitted by SEC rules. In fiscal 2008 and 2007, all audit and non-audit services were pre-approved.

PROPOSAL 3 — APPROVAL OF THE OPTION EXCHANGE PROGRAM

Introduction

We are seeking your approval of the Option Exchange Program (defined below) that would allow us to cancel out-of-the-money or “underwater” stock options currently held by some of our employees (but excluding our Named Executive Officers) in exchange for the issuance of a lesser amount of stock options with a lower exercise price. We are proposing this Option Exchange Program because we believe that, by essentially recycling already issued equity awards, we will be more cost-effective in providing retention and incentive tools to our key contributors rather than simply issuing incremental equity or paying additional cash compensation. Shareholder approval is required under the applicable Nasdaq rules to implement the Option Exchange Program. If the Option Exchange Program is approved by the shareholders, we intend to launch the Option Exchange Program promptly after the Annual Meeting.

The Option Exchange Program is designed to result in no material adverse impact to our reported earnings. As discussed herein, we estimate a reduction in our overhang of outstanding stock options of approximately 370,000 shares, assuming full participation in the Option Exchange Program, market price of our common stock of $2.01 per share, an exercise price of the new options of $2.01 per share and exchange ratios that result in the fair value of the new options being equal to the fair value of the options surrendered based on valuation assumptions made as of the close of the Option Exchange Program.

Overview

In March 2009, the Compensation Committee recommended to our Board and our Board approved, subject to shareholder approval, a proposal permitting the Company to conduct a one-time option exchange program (the “Option Exchange Program”). Under the proposed Option Exchange Program, Eligible Options (defined below) held by Eligible Participants (defined below) would be exchanged for New Options (defined below) granted under our 2005 Equity Incentive Plan. The key terms of the proposed Option Exchange Program are:

•	Eligible Participants:

-	Employee of the Company, excluding Named Executive Officers, on the date the Option Exchange Program commences; and

-	Continues to be an employee of the Company, excluding Named Executive Officers, and has not submitted or received a notice of termination on or prior to the grant date of the New Options (the “New Option Grant Date”) under the Option Exchange Program.

•	Eligible Options:

-	A threshold exercise price per share equal to the greater of (a) $3.20 or (b) the closing price of our common stock as reported on Nasdaq for the day the Option Exchange Program is commenced;

-	Expiration date at least 12 months after the New Option Grant Date; and

-	Granted under our 1994 Stock Awards Plan, our 2001 Stock Incentive Plan or our 2005 Equity Incentive Plan.

•	New Options:

-	Exercise price per share equal to the greater of (a) the closing price of our common stock as reported on Nasdaq for the New Option Grant Date or (b) the average closing price over the duration of the Option Exchange Program.

•	Terms of New Options:

-	Expiration date of the New Options will be the same as the expiration date of the surrendered Eligible Options;

-	Vesting schedule of the New Options will be the same as the surrendered Eligible Options, except that the vesting schedules for any Eligible Options (or portions of Eligible Options) that are already vested or that will vest within 12 months of the closing of the Option Exchange Program will be reset such that those stock options (or portions of those stock options) will vest upon the 12-month anniversary of the New Option Grant Date;

-	Ratio of shares underlying surrendered Eligible Options to shares underlying New Options will vary based on the relative market value of the surrendered Eligible Options to the New Options as we intend for the fair value of the New Options to be equal to the fair value of the Eligible Options surrendered based on valuation assumptions made shortly before the commencement the Option Exchange Program, which we believe should result in no material adverse impact on our reported earnings; and

-	Non-statutory stock options granted under our 2005 Equity Incentive Plan.

We believe that, if approved by the shareholders, the Option Exchange Program will permit us to:

•	enhance long-term shareholder value by restoring competitive incentives to the Eligible Participants so they are further motivated to complete and deliver our important strategic and operational initiatives, as exercise prices significantly in excess of market price undermine the effectiveness of stock options as an employee performance and retention incentive; and

•	reduce potential overhang, which is the number of shares issuable upon the vesting and exercise of outstanding stock options, by reducing the total number of outstanding stock options.

If we do not obtain shareholder approval of this proposal, we will not be able to implement the Option Exchange Program.

Reasons for the Option Exchange Program

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled, educated and experienced employees to implement our strategic initiatives and expand and develop our business. Competition for these types of employees is intense, and many companies use stock options as a means of attracting, motivating and retaining their best employees. As discussed in “Executive Compensation,” stock options constitute a key part of our incentive and retention programs because our Compensation Committee believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Many of our employees now hold stock options with exercise prices greater than the current market price of our common stock. For example, on April 2, 2009, the closing price of our common stock on Nasdaq was $2.01 per share and the weighted average exercise price of the Eligible Options was $6.75. Consequently, as of April 2, 2009, 100% of outstanding stock options held by Eligible Participants were “underwater,” meaning that the exercise price of the outstanding stock option was greater than the market price for our stock.

Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing stock options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these stock options are ineffective at providing the incentives and retention value that our Compensation Committee believes is necessary to motivate our management and our employees to complete and deliver our important strategic and operational initiatives to increase long-term shareholder value.

The Option Exchange Program is also designed to benefit our shareholders by reducing the potential dilution from stock option exercises in the future. We estimate a reduction in our overhang of outstanding stock options of approximately 370,000 shares, assuming full participation in the Option Exchange Program, a market price of our common stock of $2.01 per share, an exercise price of the New Options of $2.01 per share and exchange ratios that result in the fair value of the New Options being equal to the fair value of the Eligible Options surrendered based on valuation assumptions made as of the close of the Option Exchange Program. The actual reduction in our overhang that could result from the Option Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program.

Consideration of Alternatives

When considering how best to continue to incentivize and reward our employees who have underwater stock options, we considered several alternatives:

Increase cash compensation.  To replace equity incentives, we considered that we could substantially increase base and bonus compensation. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations, which would adversely affect our business and operating results.

Grant additional equity compensation.  We have historically made semiannual equity grants to our employees in order to keep total employee compensation packages competitive with those of our peer companies from year to year. In addition to the semiannual equity grants, we considered granting employees special supplemental stock option grants at current market prices in order to restore an equivalent value of previously granted stock options that are now underwater. However, supplemental stock option grants would substantially increase our overhang and potential dilution to our shareholders and would also decrease our reported earnings, which could negatively impact our stock price.

Implement Option Exchange Program.  Finally, we considered implementing the Option Exchange Program. We determined that such a program was most attractive for a number of reasons, including the following:

•	Reasonable, Balanced Incentives. Under the Option Exchange Program, Eligible Participants would be able to surrender certain underwater stock options with exercise prices equal to the greater of (a) $3.20 or (b) the closing price of our common stock as reported on Nasdaq for the day the Option Exchange Program is commenced. The New Options would have vesting requirements that would be the same as the surrendered Eligible Options, except that the vesting schedules for any surrendered Eligible Options (or portions of such Eligible Options) that are already vested or that will vest within 12 months of the closing date of the Option Exchange Program will be reset such that the New Options (or the applicable portions of such New Options) granted in exchange for the surrendered Eligible Options will vest upon the 12-month anniversary of the closing date of the Option Exchange Program. In addition, we would calculate the exchange ratios to result in a fair value, of the New Options being equal to the fair value of the surrendered Eligible Options based on valuation assumptions made as of the close of the Option Exchange Program, which we believe would result in no material adverse impact on our reported earnings. We believe the combination of fewer shares subject to stock options issued with no material expected adverse impact on our reported earnings, together with a new 12-month minimum vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance, while at the same time being fair to our shareholders.

•	Reduction of the Number of Shares Subject to Outstanding Options. Not only do the underwater stock options have little or no retention value, they cannot be removed from our stock option overhang until they are exercised or expire unexercised. The Option Exchange Program would reduce our overhang of outstanding stock options by eliminating the ineffective stock options that are currently outstanding. Under the proposed Option Exchange Program, Eligible Participants would receive New Options covering fewer shares than the surrendered Eligible Options. As a result, the number of shares subject to all outstanding equity awards will be reduced, thereby reducing our overhang. If the Option Exchange Program were to close at a time when the market price of our common stock is $2.01 per share and the exercise price of the New Options is $2.01 per share, and if all Eligible Options were exchanged and the exchange ratios would result in the fair value of the New Options being equal to the fair value of the Eligible Options surrendered based on valuation assumptions made as of the close of the Option Exchange Program, based on the number of Eligible Options expected to be outstanding on June 30, 2009, stock options to purchase approximately 590,000 shares would be surrendered, while New Options covering approximately 220,000 shares would be issued, resulting in a net cancellation and reduction in the overhang of our outstanding stock options of approximately 370,000 shares, or approximately 2% of the number of shares of our common stock outstanding as of April 7, 2009. The actual reduction in our overhang that could result from the Option Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•	Reduced Need for Additional Grants. If we are unable to implement the Option Exchange Program, we may feel the need to issue additional stock options or other equity based grants to our employees at current market prices. Additional stock option or other equity based grants would increase our overhang. Stock option grants would more quickly exhaust the pool of shares available for issuance under our 2005 Equity Incentive Plan. All grants, whether stock options or other equity based grants would also result in decreased reported earnings, which could negatively impact our stock price.

•	Participation by Our Executive Officers (Other Than Our Named Executive Officers). Our executive officers work closely as a team and are expected to be among the primary drivers of the creation of long-term shareholder value. As a result, the retention and motivation of our executive officers are critical to our long-term success. Accordingly, we have elected to include executive officers, excluding our Named Executive Officers, as Eligible Participants in the Option Exchange Program.

Description of the Option Exchange Program

Implementing the Option Exchange Program.  If the Option Exchange Program is approved by shareholders, it is the Board’s intent that Eligible Participants will be offered the opportunity to participate in the Option Exchange Program under a tender offer (an “Offer to Exchange”) filed with the Securities and Exchange Commission (the “SEC”) promptly following the Annual Meeting. From the time the Offer to Exchange commences, the Eligible Participants will be given at least 20 business days to make an election to surrender for cancellation all or a portion of their Eligible Options on a grant-by-grant basis in exchange for New Options. If an Eligible Option is cancelled, the Eligible Participant will forfeit his or her right to exercise such option. The New Options will be issued promptly following the closing of the Offer to Exchange, which we expect will be on or about June 30, 2009. Even if the Option Exchange Program is approved by our shareholders, our Board will retain the authority, in its sole discretion, to commence, terminate or postpone the Option Exchange Program or to exclude certain Eligible Options or Eligible Participants from participating in the Option Exchange Program due to tax, regulatory or accounting reasons or because participation would be inadvisable or impractical. Shareholder approval of the Option Exchange Program applies only to this exchange program. If we were to implement a stock option exchange program in the future, we would once again need to seek shareholder approval.

Outstanding Options Eligible for the Option Exchange Program.  To be eligible for exchange under the Option Exchange Program, a stock option must be held by an Eligible Participant and have an exercise price that is equal to the greater of (a) $3.20 or (b) the closing price of our common stock as reported on Nasdaq for the day the Option Exchange Program is commenced. As of April 7, 2009, stock options to purchase approximately 1,835,000 shares of our common stock were outstanding, of which stock options to purchase approximately 590,000 shares are held by Eligible Participants and would be eligible for exchange under the Option Exchange Program.

Eligibility.  The Option Exchange Program will be open to all of our employees who hold Eligible Options, excluding our Named Executive Officers. In addition, directors are not eligible to participate, because they are not employees. To be eligible, an employee must be employed by us at the time the Offer to Exchange commences. Additionally, in order to receive the New Options, an Eligible Participant who surrenders his or her Eligible Options for exchange must be an employee on the New Option Grant Date. As of April 7, 2009, approximately 470 Eligible Participants held Eligible Options.

Exchange Ratios.  Exchange ratios will be designed to result in a fair value, for accounting purposes, of the New Options that will be equal to the fair value of the Eligible Options surrendered based on valuation assumptions made shortly before the commencement of the Option Exchange Program. These ratios will be designed to make the grant of New Options accounting expense neutral. In the proposed Option Exchange Program, Eligible Participants would be offered a one-time opportunity to exchange their Eligible Options for New Options covering a smaller number of shares. The actual number of shares subject to New Options will be determined in accordance with exchange ratios calculated using the Black-Scholes option valuation model.

The following table shows the number of shares underlying Eligible Options that we expect to be outstanding as of June 30, 2009 and a hypothetical example of the exchange ratios that could be applied to calculate the number of shares subject to New Options to be granted in exchange for surrendered Eligible Options. The exchange ratios set forth in the table were calculated based on the assumption that the exercise price of the New Options is $2.01 per share, the market price of our common stock is $2.01 per share and using exchange ratios that result in the fair value of the New Options being equal to the fair value of the Eligible Options surrendered based on valuation assumptions made as of the close of the Option Exchange Program.

					Hypothetical
					Number
		Shares Subject to			of Shares
		Outstanding	Remaining Term	Hypothetical	Underlying
Grant Date	Exercise Price	Option Grants	(years)	Exchange Ratio	New Options

1/2/01	5.62	130,663	1.5	3.8 to 1.0	34,348
3/1/02	5.62	6,666	2.7	3.1 to 1.0	2,142
3/1/03	6.70	15,996	3.7	3.2 to 1.0	5,031
9/15/03	6.70	66,666	4.2	2.7 to 1.0	24,262
3/1/04	6.70	33,331	4.7	2.5 to 1.0	13,315
5/2/05	7.09	89,044	5.8	2.5 to 1.0	35,731
7/1/05	9.87	14,393	6.0	3.5 to 1.0	4,110
8/15/05	9.87	4,000	6.1	3.5 to 1.0	1,142
3/17/06	8.95	51,941	6.7	3.2 to 1.0	16,482
5/16/06	9.17	11,000	6.9	3.2 to 1.0	3,402
10/24/06	7.49	32,901	7.3	2.6 to 1.0	12,517
2/12/07	8.12	10,000	7.6	2.8 to 1.0	3,510
2/23/07	8.15	41,646	7.6	2.9 to 1.0	14,562
3/30/07	7.24	13,468	7.7	2.5 to 1.0	5,296
9/7/07	6.00	30,267	8.2	2.1 to 1.0	14,176
9/9/08	3.22	42,000	9.2	1.3 to 1.0	31,871

If the Option Exchange Program is effected, the actual exchange ratios used should result in (1) the issuance of fewer shares subject to the New Options than were subject to the cancelled Eligible Options surrendered in the Option Exchange Program and (2) the fair value, of Eligible Options surrendered being equal to the fair value of the New Options replacing them. The actual exchange ratios will be determined shortly before the commencement of the Option Exchange Program based upon the closing price of our common stock on such day as reported by Nasdaq. We currently expect to close the Option Exchange Program on or about June 30, 2009, assuming the Option Exchange Program is approved by our shareholders. Also, New Options granted in accordance with the actual exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Adjustments to any of the assumptions used to calculate the information in the above table will result in a change to the number of shares underlying New Options that may be granted under the Option Exchange Program.

Election to Participate.  Participation in the Option Exchange Program will be voluntary. Eligible Participants will be permitted to exchange all or none of their Eligible Options for New Options on a grant-by-grant basis.

Exercise Price of New Options.  All New Options will be granted under our 2005 Equity Incentive Plan with an exercise price per share equal to the greater of (a) the closing price of our common stock as reported on Nasdaq for the New Option Grant Date or (b) the average closing price over the duration of the Option Exchange Program.

Vesting of New Options.  The New Options will have the same vesting schedules as the surrendered Eligible Options, except that, if any surrendered Eligible Options are already vested or will vest within 12 months of the closing date of the Option Exchange Program, the New Options granted in exchange for these surrendered Eligible Options will now vest upon the 12-month anniversary of the closing of the Option Exchange Program.

Term of the New Options.  The expiration date of New Options will be the same as the expiration date of the Eligible Options surrendered.

Other Terms and Conditions of the New Options.  The other terms and conditions of the New Options will be set forth in a stock option agreement to be entered into as of the New Option Grant Date. Any additional terms and conditions will be comparable to the other terms and conditions of the Eligible Options. All New Options will be non-statutory stock options granted under our 2005 Equity Incentive Plan.

Return of Eligible Options Surrendered.  Consistent with the terms of our 2005 Equity Incentive Plan, the pool of shares available for issuance pursuant to future awards under our 2005 Equity Incentive Plan will be increased by that number of shares subject to options cancelled and forfeited under our 1994 Stock Awards Plan and our 2001 Stock Incentive Plan, as a result of the Option Exchange Program. Shares subject to options cancelled and forfeited under our 2005 Equity Incentive Plan, as a result of the Option Exchange Program, will not affect the pool of shares available for issuance pursuant to future awards under our 2005 Equity Incentive Plan, because the pool is not reduced for shares subject to options until the options are exercised and the shares issued.

Accounting Treatment.  We follow the provisions of the Financial Accounting Standards Board Statement of Financial Accounting SFAS No. 123R regarding accounting for share-based payments. Under SFAS No. 123R, we will recognize the incremental compensation cost of the New Options granted in the Option Exchange Program. The incremental compensation cost will be measured as the excess, if any, of the fair value of New Options granted to employees in exchange for surrendered Eligible Options, measured as of the close of the Option Exchange Program, over the fair value of the Eligible Options surrendered in exchange for the New Options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the New Options. However, because the exchange ratios will be calculated to result in the fair value of the New Options being equal to the fair value of the Eligible Options surrendered, we do not expect to recognize any incremental compensation expense for financial reporting purposes as a result of the Option Exchange Program. As is the case with Eligible Options, in the event that any of the unvested New Options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited New Options will not be recognized.

Federal Income Tax Consequences.  The following is a summary of the anticipated material federal income tax consequences of participating in the Option Exchange Program. A more detailed summary of the applicable tax considerations to participants will be provided in the Offer to Exchange. The tax consequences of the Option Exchange Program are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change.

We believe the exchange of Eligible Options for New Options pursuant to the Option Exchange Program should be treated as a non-taxable exchange, and that no material income should be recognized for federal income tax purposes by either us or our employees as a result of the transaction. As all New Options issued under the Option Exchange Program will be non-statutory stock options, upon exercise of the New Options, the Eligible Participants will recognize ordinary income equal to the excess, if any, of the fair market value of our shares on the date the shares are transferred pursuant to exercise over the exercise price paid for those shares.

We will be entitled to a federal income tax deduction (provided we satisfy applicable federal income tax reporting requirements) in an amount equal to the ordinary income recognized by the Eligible Participant in the year that the income is recognized by the individual. Upon a later sale of our common stock by the Eligible Participant, he or she will recognize short-term or long-term capital gain or loss (depending on the applicable holding period) in an amount equal to the difference between the amount realized on the sale and the fair market value of the shares when ordinary income was recognized.

All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Option Exchange Program under all applicable laws prior to participating in the Option Exchange Program.

Potential Modifications to Terms to Comply with Governmental Requirements.  The terms of the Option Exchange Program will be described in an Offer to Exchange that we will file with the SEC. Although we do not anticipate that the SEC will require us to modify the terms significantly, it is possible we will need to alter the terms of the Option Exchange Program to comply with comments from the SEC. Changes in the terms of the Option Exchange Program may also be required for tax purposes as the tax treatment of the Option Exchange Program is not entirely certain.

Effect on Shareholders

We are not able to predict the impact the Option Exchange Program will have on your interests as a shareholder, as we are unable to predict how many Eligible Participants will exchange their Eligible Options or what the future market price of our common stock will be on the New Option Grant Date. If the Option Exchange Program is approved, the exchange ratios should result in:

•	the issuance of fewer shares subject to the New Options than were subject to the Eligible Options surrendered in the Option Exchange Program, and

•	the fair value of the New Options being equal to the fair value of the Eligible Options surrendered.

As a consequence, we do not expect to recognize any incremental compensation expense for financial reporting purposes from the Option Exchange Program. In addition, the Option Exchange Program is intended to reduce both our existing stock option overhang and our need to issue supplemental stock options in the future to remain competitive with other employers.

While we cannot predict how many Eligible Options will be exchanged, assuming full participation in the Option Exchange Program, market price of our common stock of $2.01 per share, an exercise price of the New Options of $2.01 per share and exchange ratios that result in the fair value of the New Options being equal to the fair value of the Eligible Options surrendered based on valuation assumptions made as of the close of the Option Exchange Program, the total number of shares underlying our outstanding stock options would be reduced by approximately 370,000 shares (i.e., the net of Eligible Options for 590,000 shares surrendered minus New Options issued for 220,000 shares), which represents a cancellation and reduction of approximately 2% of the number of shares of our common stock outstanding as of April 7, 2009. The actual reduction in our overhang that could result from the Option Exchange Program could vary significantly and is dependent upon a number of factors, including the actual level of participation in the Option Exchange Program.

Interests of Our Executive Officers and Directors in the Option Exchange Program

Our directors and our Named Executive Officers are not eligible to participate in the Option Exchange Program. However, there are four executive officers that are Eligible Participants. The Compensation Committee reserves the discretion to exclude any one or all of these four executive officers from the Option Exchange Program.

The following table shows the number of shares subject to Eligible Options held by the four executive officers that are Eligible Participants as of April 7, 2009 and the number of shares subject to New Options that they may receive assuming, for purposes of illustration only, that: (1) the market price of our common stock is $2.01 per share; (2) each executive officer decides to exchange all of his or her Eligible Options; and (3) the exercise price of the New Options is $2.01 per share.

					Hypothetical
					Number
		Maximum			of Shares
		Number of		Weighted	Underlying New
		Shares	Weighted	Average	Options That May
		Underlying	Average	Remaining	Be Granted Based on
		Eligible	Exercise	Life	Specified
Name	Title	Options	Price	(in years)	Assumptions

Karen E. McBride-Raffel	Vice President of	68,385	6.23	2.9	21,439
	Human Resources
Henry A. Stein	Vice President of	50,000	7.21	5.9	11,408
	Commercial Sales
R. Paul Turek	Vice President of	68,538	6.24	3.0	21,987
	Support Operations
Mike Larson	Vice President of	10,000	8.12	7.6	3,510
	Information Technology

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE OPTION EXCHANGE PROGRAM.

OTHER BUSINESS

The Board knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Any shareholder proposals intended to be presented at our 2010 Annual Meeting of Shareholders in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by us no later than December 18, 2009 in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

Shareholder proposals brought before our 2010 Annual Meeting of Shareholders other than in accordance with Rule 14a-8 must satisfy the requirements of our Amended and Restated Bylaws. To be timely, written notice of such proposal must be received by us before January 21, 2010. However, if the date of the 2010 Annual Meeting is a date that is not within 30 days before or after the anniversary date of the Annual Meeting, notice by the shareholder of a proposal must be received no later than the close of business on the 10th calendar day after the first public announcement of the date of such Annual Meeting. A public announcement includes disclosure in (1) a document filed by us with the SEC, (2) a mailed Notice of the 2010 Annual Meeting of Shareholders, and (3) a press release reported by a national news service. Under applicable rules of the SEC, our management may vote proxies in their discretion regarding these proposals if

(1) we do not receive notice of the proposal on or prior to April 10, 2009, or (2) we receive written notice of the proposal on or prior to April 10, 2009, describe the proposal in our proxy statement relating to the 2010 Annual Meeting and state how the management proxies intend to vote with respect to such proposal.

Shareholder Communications with our Board

Shareholders wishing to communicate with the Board, any of its committees, or one or more individual directors should send all written communications to: Caribou Coffee Company, Inc., 3900 Lakebreeze Avenue North, Brooklyn Center, Minnesota 55429, Attention: Secretary. Written correspondence will be forwarded to the appropriate directors.

Householding

As permitted by the Securities Exchange Act of 1934, as amended, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the proxy statement. Upon oral or written request, we will promptly deliver a separate copy of the proxy statement to any shareholder residing at an address to which only one copy was mailed. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact us to request multiple copies in the future, and shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact us to request a single copy in the future. All such requests should be directed to Caribou Coffee Company, Inc., 3900 Lakebreeze Avenue North, Brooklyn Center, Minnesota 55429, Attention: Secretary, or by telephone at (763) 592-2200.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The 2008 Annual Report including our fiscal 2008 Form 10-K (the “2008 10-K”) (which is not a part of the proxy soliciting materials) is being mailed to shareholders with this proxy statement. The 2008 Form 10-K and the exhibits filed with it are available at our website at www.cariboucoffee.com on the Investors page under Corporate Governance, or upon request by any shareholder to Investor Relations at:

Investor Relations
Integrated Corporate Relations
Kathleen Heaney
(203) 803-8535
ir@cariboucoffee.com

A copy of any or all exhibits to the 2008 10-K will be furnished for a fee, which will not exceed our reasonable expenses in furnishing the exhibits.

By Order of the Board of Directors,

Dan E. Lee
Vice President, General Counsel and Secretary

Brooklyn Center, Minnesota
April 17, 2009

CARIBOU COFFEE ANNUAL MEETING OF STOCKHOLDERS Thursday, May 21, 2009 10:00 a.m. (Central Time) Hotel Ivy 201 South Eleventh Street Minneapolis, MN 55403 Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Brooklyn Center, MN 55429 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday, May 21, 2009. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Proposals 1, 2 and 3. By signing the proxy, you revoke all prior proxies and appoint Timothy J. Hennessy and Dan E. Lee, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements. See reverse for voting instructions.

COMPANY # Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. ADDRESS BLOCK ? INTERNET — www.eproxy.com/cbou Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 20, 2009. ? PHONE — 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 20, 2009. ? MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. 1. To elect nine (9) Directors NOMINEES: 05 Gary A. Graves n Vote FOR n Vote WITHHELD nominated by the Board 01 Kip R. Caffey 06 Charles L. Griffith all nominees from all nominees of Directors to serve until 02 Sarah Palisi Chapin 07 Charles H. Ogburn (except as marked) the 2010 Annual Meeting 03 Michael J. Coles 08 Philip H. Sanford of Stockholders: 04 Wallace B. Doolin 09 Michael J. Tattersfield (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. To ratify the selection of Ernst & Young LLP as our independent registered n For n Against n Abstain public accounting firm for the fiscal year ending January 3, 2010. 3. To approve the Option Exchange Program. n For n Against n Abstain 4. To consider any other business to properly come before the meeting. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. A properly executed proxy will be voted in the manner directed by the person(s) signing below. If you make no choice, your proxy will be voted “FOR” Proposals 1, 2 and 3. Address Change? Mark Box n Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears at left. In the case of joint owners, each should sign. If signing as executor, trustee, guardian or in any other representative capacity or as an officer of a corporation, please indicate your full title.